EXHIBIT 99.1

CORPORATE PARTICIPANTS

James Grant

RadioShack Corporation—Senior Director, Investor Relations

Mike Newman

RadioShack Corporation—Senior VP, CFO

Leonard Roberts

RadioShack Corporation—Chairman, CEO

David Edmondson

RadioShack Corporation—President, COO

CONFERENCE CALL PARTICIPANTS

Mark Rowen

Prudential Securities, Inc.

Eric Mace (ph)

Credit Suisse Assets

Kelly Chase

Thomas Weisel Partners

Budd Bugatch

Raymond James & Associates

Harry Katica

SWS Securities

Aram Rubinson

Banc of America

Jeffrey Stein

McDonald Investments, Inc.

Matthew Sassler

Goldman Sachs & Company

PRESENTATION

Operator

Good day, everyone, and welcome to today’s RadioShack first quarter earnings conference call. As a reminder, today’s teleconference is being recorded. For opening remarks and introductions, I would now like to turn this conference over to Mr. James Grant, Senior Director of Investor Relations. Please go ahead, sir.

James Grant—RadioShack Corporation—Senior Director, Investor Relations

Good morning. Today we’ll hear first from Senior Vice President and CFO Mike Newman on the financials. Then, Chairman and CEO Len Roberts will share with you a more detailed analysis about our wireless business. Afterward Mike, Len, and our President and COO Dave Edmondson will take your questions.

By way of reminder, this conference call will include comments that are forward-looking statements involving risks and uncertainties and are indicated by words such as anticipate, expect, and other similar words and phrases. These forward-looking statements involve risks and uncertainties which may cause actual results to differ from our expectations. You’re encouraged to read our 10K and 10Q filings with the SEC for a more complete discussion of the major risks and uncertainties that affect our business.

Now I’ll turn it over to Mike.

Mike Newman—RadioShack Corporation—Senior VP, CFO

Thanks, James and good morning, everyone.

I’d like to take you through a detailed discussion of our financial statements and highlight the main drivers of our first quarter 2003 results. We’ll start with the income statement and see how we arrived at our first quarter earnings per share of 33 cents, which was in line with our expectations.

In the area of sales, our total sales for the first quarter of $1 billion, $70 million were up 3% or 36 million from Q1 2002. Comparable store sales were up 5% for the quarter. In general, we attribute improved sales to a more consumer relevant merchandising assortment versus last year.

I’d like to discuss some of the key drivers of sales for the quarter, both positive and negative. Computer department sales were up nearly 13% for the quarter. Like the fourth quarter of 2002, sales of digital photography products grew well over 50% due to a vastly improved presentation of the products, related to brand, store space, number of SKUs, and advertising. And portable computing, that is the sum of handheld computers and laptop computers, doubled for similar reasons as digital photography.

Sales in the wireless communications department were up 14% for the quarter. The favorable results were due to strong trends across all categories in the department. We saw strength in Verizon, Sprint PCS, wireless accessories, and the various other services we sell, such as air time and more. Len will elaborate more on wireless in a few minutes.

Results in accessory and battery merchandise categories throughout all of our departments were up about 3%. Sales were higher in most of our accessory and battery merchandise categories.

Computer accessories, home networking accessories, wireless accessories, and all of our batteries were up double digits percent. This was driven primarily by broader assortment, better in-store space allocation, improved execution, and continued strong growth of digital end products for both battery and accessories.

On the flip side, quarter sales in our largest accessory category, home entertainment accessories, were down in the single digits. This was driven primarily by lackluster sales of antennas, due to accelerating growth of cable and satellite service and weak trends in home audio components industry wide, which negatively impacts RadioShack’s home entertainment accessory sales.

Also sales of wire line accessories, not wireless accessories, but wire line accessories, declined over 13% because of a tough comparison against strong TeleZapper sales last year.

Sales of our direct-to-home satellite businesses were down over 45% versus last year. This accounted for much of the weakness in our dealer stores and the disparity between comp and total sales because direct-to-home has been a large part of the dealer’s product mix last year.

The primary factors driving the weak direct-to-home business were: One, the loss of DIRECTV as a service provider in NRTC markets. Two, dealer franchise outlets not adopting the DISH Network model because the dealer channel’s profitability is often dependent upon revenue from installation, a function that is performed by DISH’s own installation network. And three, the DISH Network tends to have a lower sales ring per unit because of it’s combined inventory-less and instock model.

DISH was obviously a larger part of our mix in Q1 2003 versus 2002 when it was not in our direct-to-home lineup. These issues anniversarized themselves in the first quarter 2003.

Our strong sales growth results were driven by both improvements in size of ticket and increased traffic at our company stores. Year-over-year, our Q1 average ticket grew 6% to $28.43, and the average number of tickets per day per store grew 3% to 74.

Regarding sales in the war, like our consumer electronic retail competitors who you heard from earlier this month, RadioShack’s overall financial results were somewhat adversely affected by the war. Some merchandise categories, however, actually saw gains as a result of the war and terror alert upgrade. These categories included general personal batteries, personal TVs, and the categories throughout the radio communication department.

In the area of gross margin, gross margin for the quarter was 49.3%, down 90 basis points from first quarter 2002. Despite nearly $7 million in benefit realized in the first quarter from our supply chain vendor initiatives, gross margin was impaired by a number of factors which nullified supply chain gain.

Broadly speaking, in our business there are two different ways in which gross margin can fall, selling the same products whose profitability declined year over year, and selling different products year over year with lower gross margin, known of course, as mixing down. We believe both phenomenon impacted our gross margin in 2003.

Here are the two main factors behind the gross margin degradation and why we think these factors are likely to impact us less going forward. First, we had lower Q1 gross margins in our wireless communication department. New Verizon economics make it more profitable for us to sell longer-term contracts and higher monthly rate plan. This should help gross margin from Q2 forward, and we’re off to a good start already in the second quarter. Len will talk a little bit more about this in detail in a few moments.

Second, aggressive markdowns and greater use of rebates in a few key product categories, such as toys, personal audio, televisions, and laptop computers. The move has not only eroded the margins of the categories themselves, but also tilted the balance of our product mix toward lower margin products. The discounting was on a very narrow and seasonal group of products, mostly toys and personal audio. It is very unlikely that discounting of this magnitude will impact us again this year given the buying plans we have in place.

In the area of SG&A for the first quarter, SG&A expense was up 4% or approximately 15 million versus first quarter 2002. Increases in insurance cost made up over 40% of this increase. This was driven mostly by significant increases in the cost of health-related claims, despite the fact that our number of claims actually went down. In addition, we also saw significant increases in premiums for worker’s compensation insurance. The rate of increase for our insurance costs, particularly health, is up strong double digits.

Other factors driving the first quarter SG&A increase were as follows: Rent, due to slightly bigger stores and better located stores and inflation among our mall stores. Second, compensation, primarily due to better sales. And third, professional fees, due to third party help with our supply chain management initiatives.

As you saw in this morning’s news release, our SG&A growth expectations for 2003 are now a couple of hundred basis points higher than what we believed last summer. The main drivers which have altered our model beyond earlier expectations are related to insurance, store connectivity, and payroll.

RadioShack senior management is not satisfied with a 3 1/2 to 4% SG&A increase, and is focusing daily on doing much better than that. So what exactly will we do to leverage our expenses this year? This summer, when benefit agreements are up for renewal, it is unlikely the company will absorb as much of the increase in health insurance rates as in previous years.

Secondly, we have formed an organizational effectiveness team led by five of our senior leaders that is reviewing expenses in head count for our entire organization.

We are rethinking many of the parts of our business where we are backward integrated, like signs, manufacturing, and other services, to determine if we are efficient or if we can realize savings by outsourcing these functions. We will identify similar processes and functions within RadioShack that need to be consolidated, and we will benchmark many of our key processes against other world class retailers and make changes where appropriate.

To date, we have identified several opportunities in the areas of accounts payable, receivables, payroll, product development, and purchasing, to name just a few. We will be working hard with our operating people in the second half to realize these potential savings in the remainder of 2003 and into 2004.

For a few final comments on SG&A, I want to talk a little bit about EITF 0216, an accounting pronouncement that relates to the matter of co-op vendor advertising, which you’ve heard other retailers discuss earlier this month. It has always been RadioShack’s practice to recognize payments from our vendors which are specific, incremental, and identifiable as offsets to expense accounts.

For example, vendor-funded advertising and vendor-funded spiffs go towards reducing advertising expense and payroll expense, respectively. We have adopted EITF 0216 going forward. It was immaterial to the first quarter, and we have report our adoption in our 10-K.

In reviewing 0216, our auditors, Price Waterhouse Coopers, have also been reviewing EITF 0114, which relates to the classifications of payments received for out-of-pocket expenses. Like 0216, the review pertains simply to the geography or classification of certain vendor payments. We are currently awaiting Price Waterhouse Cooper’s review in concurrence with our interpretation of these EITFs.

Depreciation and amortization: Depreciation and amortization for Q4 2003 was $23 million, versus $25 million in the prior year. The primary reason D&A was lower year over year is related to capital items in our IT department which has become fully depreciated.

In the area of other income, the 2.4 million represents payment from 0’Sullivan Industries related to a settlement for a tax sharing agreement. Under this agreement, RadioShack is to receive payments on a quarterly basis through 2009. In the near term term, we anticipate receiving quarterly payments in the range of 2 to $3 million per quarter.

Now on to the drivers of the statement of cash flows in the balance sheet. In the area of free cash flow, which we define as operating cash flow less dividends and Cap Ex, free cash flow was $82 million for the first quarter of 2003. Naturally, the free cash generation was achieved, primarily, at the net income level by executing our operating plan. Changes in working capital drove an additional $21 million in free cash flow.

With our renewed focus on weeks of supply of inventory, we believe changes in inventory should generate more cash in 2003 than anticipated earlier this year. Therefore, we are increasing our 2003 projected free cash flow estimate to $265 million for the total year, up from 200 to $250 million as recently filed in our 10-K.

As it relates to the balance sheet, RadioShack possesses ample liquidity. We had 457 million in cash and cash equivalents on our balance sheet at the end of the first quarter, up 22 million from the same time last year. We also continue to maintain a $600 million revolving credit facility.

In the area of inventory, we ended the quarter with $844 million of inventory, versus $831 million the year before. Inventory turns were up to 2.6 in the first quarter of 2003 versus 2.4 in the prior year. And we ended Q1 2003 with weeks of supply of inventory of 21 versus 25 at year-end 2002. Our year-end goal for 2003 weeks of supply of inventory is 18. We are modeling to end 2003 with an inventory position which is approximately $50 million lower than year end 2002.

In the area of share repurchases, during the first quarter we purchased 2 1/2 million shares for approximately $50 million. Our full-year guidance for share repurchases remains 200 to $250 million. We are intentionally running at the low end of this guidance in the first half of 2003. Assuming we continue to execute our operating plan, we anticipate having ample resources to accelerate our buy-back rate.

Regarding our number of stores, RadioShack finished the first quarter 2003 with 5,146 company stores, up 18 stores from a year ago, but down 15 stores from the end of Q4 2002. Our store plan for 2003 is unchanged from our last quarterly earnings conference call. To reiterate, in 2003, we plan on opening 60 to 70 company stores.

Of those, about 50 will be in the form of our latest store prototype currently testing in Jacksonville, Florida, which we call our “best to shop” prototype. However, by the end of 2003 we will also have closed about 85 to 120 stores, making our net store count by year end about 25 to 50 stores lower than where we ended 2002.

A disproportionate number of stores that will close will probably be mall-based. Like other small-box retailers, we are becoming increasingly dissatisfied with mall economics. Costs are rising while mall traffic is falling, and we are becoming increasingly department on sales in the months of November and December.

Now on to the earnings outlook for Q2 in fiscal year 2003. We believe second quarter earnings per share are likely to end up in a range of 27 to 30 cents. Although we are not providing further guidance on the second quarter income statement, I would remind everyone that first, we once again face a relatively easy quarterly total sales comparison from the prior year of -4%, and second. we once again face a relatively difficult gross margin comparison from the prior year of 182 basis point gain in gross margin.

As for full-year earnings, RadioShack continues to believe that 2003 earnings per share will be at least $1.60, representing a 13% increase over our 2002 adjusted EPS. The $1.60 is based upon the following assumptions: Approximately 3 1/2 to 4% growth in sales and SG&A. Gross margin improvement of 0 to 20 basis points. Gross margin change, as I discussed before, is expected to be favorably impacted by supply chain improvement, and offset by factors such as mix and discounting. And finally, the $1.60 assumption is based upon an average year-end share assumption of 168 million shares.

We appreciate your interest and attention in RadioShack, and now I’ll turn the call over to Len.

Leonard Roberts—RadioShack Corporation—Chairman, CEO

Well, thanks, Mike, and good morning, everyone.

I’d like to take the next several minutes to discuss one of our most important businesses, and that is our wireless business. Today, nearly a third of RadioShack’s sales comes from our wireless communications department. Needless to say, wireless is an anchor or a core business of ours. We see it as a routine electronic need for all consumers. Since that is consistent with our corporate strategy, that is to dominate cost effective solutions to meet everyone’s routine electronic needs, we bring unprecedented resources to bear on the wireless business. Much more so than perhaps any other retailer on earth.

Now I will make the case for why we delivered a strong first quarter, and more importantly, why we are optimistic that we will deliver a year of very respectable financial results in the wireless business. I’ll start by addressing some highlights of our business with our service provider partners, beginning with Sprint.

During the first quarter, we executed a great Sprint promotional program very well, which generated strong financial results. Throughout most of the quarter, at least one Sprint handset was promoted with $100 instant rebate for new customers, as long as they activated in the store.

You may remember we had this program for some of the fourth quarter last year, also. It didn’t work too well then because of the sheer volume of store traffic, as well as tech support issues. But with lower seasonal store traffic in Q1, coupled with better support and execution by both Sprint and RadioShack, we were able to better satisfy our customers who poured into our store, basically, for this program. This powerful Sprint promotion will continue throughout most of the second quarter in some form.

Importantly, I want to add that Sprint’s desire to focus on a higher quality of wireless subscriber, was not, and is not, expected to be a problem for RadioShack. Attractive promotional programs, strong store execution, and dependable back end support seem to outweigh any of [INDISCERNIBLE] hurdles potential customers [INDISCERNIBLE] credit .

Now on the matter of back end support, Sprint’s new web-based activation platform is due to go live late this quarter, and it is extremely exciting. It will be much easier for our associates. It will reduce errors and it will delight our customers by getting them out of our stores with activated handsets in less than 10 minutes.

We’re also bullish on our business with Sprint this year because of new digital camera enabled handsets coming out next month. Sprint has long been known for handsets with cool form factors, and with camera enabled phones at attractive retail prices, it will be great catalyst for our Sprint business going forward.

Now for some comments on business with our other partners at Verizon. First quarter was another outstanding quarter for RadioShack’s Verizon business. You know, Verizon’s main strategy is to market its nationwide coverage with exemplary customer service. Well that plays very well at RadioShack since we have a nationwide footprint, and more than anything else, our associates do want satisfied customers. The service and support Verizon has been providing our stores has simply been outstanding, and therefore, has created a very strong sense of trust among customers and associates in our stores.

Related to support, online activation with Verizon has been an enormous benefit to both productivity and service. Around 90% of all Verizon activations in our stores are now done online versus phoning into the Verizon call center. This is a dramatic improvement from the slow rampup which began last year. Today, from the time a customer decides they want a Verizon handset in service, to the time they walk out of the store with an activated handset, it takes nearly half as long as it did last year.

Also aiding sales results was a healthy retail price environment for Verizon handsets. We expect this trend to continue for most of this year due to the higher, high [INDISCERNIBLE] we will sell versus last year.

In addition, as Mike mentioned, our new tiers arrangement with Verizon, which you heard us talk about last quarter and see now in our stores, should aid financial results, particularly with gross margin rates and dollars. Never before has RadioShack had financial incentive to sell two-year contracts or more expensive monthly rate plans, but now we do.

But importantly, now our customers have some incentive to purchase them, too. For example, with the purchase of a two-year contract, a customer pays no activation fee, and he or she pays a lower price for the handset itself. This should provide RadioShack with tremendous opportunity going forward. Verizon sells two-year contracts about 80% of the time in it’s carrier stores. RadioShack sells at about half that rate, never having had the incentive to do so before. If we do anywhere near as well as Verizon itself does, and we think we will, it should be another very strong year for Verizon Wireless at RadioShack.

Now on to wireless subject matters beyond our carrier partners. RadioShack’s wireless accessory business performed well in Q1, due primarily to strong sales of handsets and in part, as Mike alluded to, better execution at the store level. About 70% of wireless accessories tend to be sold at the time of purchase of a handset. That is true for RadioShack, as well as the industry. We anticipate continuing strong results in wireless accessories for 2003.

We also maintain a bullish outlook on the other service categories within our wireless communications department. Other services, as you may remember from our presentations or SEC filings, include diverse services, such as accepting deposits, bill payments, and prepaid air time, for example. Offering these services is consistent with meeting everyone’s routine electronic needs. While they performed well in Q1, they should continue to do so throughout the year.

Beyond 2003, number portability appears to be a very interesting opportunity for RadioShack. While it will certainly present challenges, RadioShack stands to benefit much more than other retailers because of our greater dedication and focus on the wireless business.

The process of changing a carrier and maintaining the same phone number will be a somewhat complicated transaction. But see, that plays right into the solution strategy of RadioShack, as our associates tend to have greater knowledge of complex transactions and technologies, thereby providing superior service relative to other retail contenders.

In addition, industry sources say that Sprint has the coolest handset designs in the business, and Verizon has the best coverage and customer service. So being aligned with both of these [INDISCERNIBLE] carriers will benefit RadioShack in particular, since we will offer customers handsets and service with far more functionality than carriers such as AT&T and Cingular. We believe that number portability will dramatically improve our ability to convert AT&T and Cingular customers to Verizon or Sprint.

Now, admittedly, number portability is an area which RadioShack’s interests are somewhat different from our carrier partners. We hope the latest round of legal matters is decided soon and we move forward with number portability in November.

In sum, we were pleased with our first quarter wireless performance and we feel confident about the promise for wireless this year and beyond. At the same time, we want to maintain a conservative posture toward our prospects, too. That’s why we are keeping our annual sales guidance in place for our wireless communications department up 3 to 4%.

As always, we appreciate your time and support. And with that, I’ll now open up for your questions for Dave, Mike, and myself. Thank you.

QUESTION AND ANSWER

Operator

Thank you. Our question-and-answer session will be conducted electronically. If you would like to ask a question to our speakers, firmly press the star key followed by the digit 1 on your touchtone telephone. If you’re joining us with a speaker phone, please release your mute function so your signal may reach our equipment.

Also, we’ll take as many questions as time permits. Once again, that was start 1 to ask a question, and we will pause for just a moment to assemble our roster.

Our first question will come from Mark Rowen with Prudential.

Mark Rowen—Prudential Securities, Inc.

Thank you. Good morning. Couple of questions.

Number one, Len, are you seeing any slowing of wireless growth so far in April? Because obviously, your first quarter was up so much more than what your full-year expectations were. Why would you not think the rest of the year would be somewhat better than what you originally guided?

And then in line with that, in the fourth quarter this year, you had mentioned that the lower traffic levels helped you process all of the Sprint promos. Are you ready this fourth quarter to handle all the traffic that’s going to come from that so you don’t have to turn away customers like you did last year?

Leonard Roberts—RadioShack Corporation—Chairman, CEO

I’ll make a voluntary comment here that the wireless business — strong trends in wireless are continuing. That’s number 1. I think we are maintaining our guidance on wireless. It’s just been our philosophy this year to do our best to try to underpromise and overdeliver. And that’s the philosophy of that guidance.

And what we’re really excited about the fourth quarter is because of, the back-end support. The new activation, going to activate the stores, both by Sprint and by Verizon, the process is so much simpler that we can get customers out in half the time. They can walk out with a Sprint phone in 10 minutes.

So this fourth quarter may be the biggest beneficiary of the new back-end support [INDISCERNIBLE] both of these companies. And really, I just want to applaud both of those companies, because they’ve done an outstanding job supporting the RadioShack system and our store system, and really leveraging this activity for our advantage.

Mark Rowen—Prudential Securities, Inc.

Okay. So —

Leonard Roberts—RadioShack Corporation—Chairman, CEO

So we anticipate the fourth quarter being a net benefit for us because of really the back-end support.

Mark Rowen—Prudential Securities, Inc.

So the outperformance in the first quarter there is no slowing, and you’re just being conservative for the rest of the year? There’s nothing you’re seeing in the business that’s causing you to be more cautious, is that right?

Leonard Roberts—RadioShack Corporation—Chairman, CEO

That’s true. And if the trends continue in the next 4, 5, 6 months, we may upgrade that guidance.

Mark Rowen—Prudential Securities, Inc.

Alright. And then Mike, I have a question on the gross margins. You took your full-year gross margin guidance down 40 or 50 basis points, I guess. And two things. One, in the current quarter, what caused that? Is it — can you give us a little more color on that? Was it a mixed shift from signing up new subs to upgrading people? Was it a mixed shift to lower margin products like digital cameras and DVD players? Or was it primarily because of liquidation of fourth quarter merchandise? And are you finished with that liquidation now?

Mike Newman—RadioShack Corporation—Senior VP, CFO

The two key drivers, actually. small category for us, toys had a very large impact on the first quarter. One from both a mixed perspective, our toy business in sales grew over 100% from last year. And toys are lower margin in the company. Second, we discount heavily on toys. We made a decision that we were not going to hold excess toy inventory all year as we had in prior years.

The toy category by itself contributed about 50 basis points of the 90 basis point degradation. And we are clearly through that. That will not have a recurring impact.

Our wireless margins, and Len talked about going forward with Verizon. Our wireless margins were down. That contributed a similar amount to the total basis point erosion. And with the

Verizon economics going forward, we feel as if that was a — I won’t say nonrecurring, but the impact of that will be much less in the remaining quarters.

Supply chain is starting to ramp up and we had 7 million benefit in the first quarter. That is roughly 70 basis points. We expect that to stay the same. And if you take the toy and wireless impacts out, we think that for the remaining quarters we’ll be at, or ahead, of that 70 to 80 basis point guidance. That, blended with the fourth quarter results, will come out at about 20 to 30 points. So toys and wireless were really the two key drivers that we don’t see continuing for the balance of the year.

Mark Rowen—Prudential Securities, Inc.

Great. Thank you very much.

Operator

And our next question will come from Eric Mace with Credit Suisse Assets.

Eric Mace—Credit Suisse Assets

Hi guys. Could you go back through the SG&A thoughts again? Obviously, we know the insurance issues are there. But are these changes from what was the original plan? I mean, did some of it kind of creep up on you? Or has something else changed?

Mike Newman—RadioShack Corporation—Senior VP, CFO

Our earlier guidance, this is Mike again, our earlier guidance had been, you know, in 2002 our SG&A was flat. We had been anticipating, our guidance had been 1 to 2% growth. And last fall, we were probably at the high end of that growth. We were 2% or maybe a little more than that, struggling to get it back to 2.

The insurance increases are much more than we anticipated last fall. That adds somewhere north of 70 to 80 basis points to our total year SG&A growth. And also the fact that we have connected all of our stores with broadband service probably added another 40 to 50 basis points to that growth. So those are the two key drivers.

The other thing I’ll point out is our sales in the first quarter being above our guidance also contributed. So our compensation growth in the first quarter is a little bit heavier. But those are the three areas I’ll point to. We’re looking at 3 1/2 to 4% for the year. We’re pushing very hard to get that towards the bottom end or below it. And I’ve highlighted some of the things that we’re looking at. But that’s really been the change in thinking and the insurance piece has really been the one that’s hit us the hardest.

Eric Mace—Credit Suisse Assets

Okay. Thanks.

Mike Newman—RadioShack Corporation—Senior VP, CFO

And that is much higher than what we anticipated last fall.

Eric Mace—Credit Suisse Assets

Okay. Great. Thanks.

Operator

Next we’ll hear from Kelly Chase with Thomas Weisel partners.

Kelly Chase—Thomas Weisel Partners

Good morning. Could you maybe break out in more detail what changed during this quarter, or what changed in your assumptions this quarter, to give you comfort in raising your comp store sales estimate for the year?

Mike Newman—RadioShack Corporation—Senior VP, CFO

Our guidance for the year is 4, which is a similar comp number. Maybe comps would be 4 and total sales would be slightly less than that for the direct-to-home reasons that we’ve given. Our earlier guidance had been 2 to 3. We’re up a point off the high end of that. You know, I really think it’s a result of what we have seen in the first quarter and the remainder of the year is at or maybe, slightly ahead of those expectations. Certainly we’re encouraged by wireless at 14% growth for the first quarter.

Kelly Chase—Thomas Weisel Partners

Okay. So have you changed your actual growth assumptions for wireless then? I think you were looking for something around 4 to 6 % growth in wireless.

Mike Newman—RadioShack Corporation—Senior VP, CFO

Without being flip, we slightly modified our total sales growth and we’re not going to change guidance the other pieces. Wireless could contribute to a higher number, but as Len said, we’re going to stick with our guidance on wireless until we get more quarters under our belt.

Kelly Chase—Thomas Weisel Partners

Okay. And from a macro perspective, what are you looking for as far as, you know, what are you baking into your guidance from an economic standpoint for the back half of the year? Is there a recovery built into this guidance at all?

Mike Newman—RadioShack Corporation—Senior VP, CFO

No.

Kelly Chase—Thomas Weisel Partners

Okay. Lastly —

Mike Newman—RadioShack Corporation—Senior VP, CFO

It is based partly on the fact that the war is over, though.

Kelly Chase—Thomas Weisel Partners

Okay. Lastly, on the gross margin, with wireless being such a high margin business for you and it growing so much larger than anticipated here in the first quarter, I’m a little bit perplexed at why you saw the type of gross margin deterioration. I would have thought that the increased growth in that business would have offset any deterioration that the lower margins in the category would have actually given you based upon your original guidance. Can you maybe just go into a little bit more detail there?

Mike Newman—RadioShack Corporation—Senior VP, CFO

Let me just make a couple of comments about that. First of all, the wireless business is actually lower than the average of the company by some 5 to 7 points.

Kelly Chase—Thomas Weisel Partners

Okay.

Mike Newman—RadioShack Corporation—Senior VP, CFO

So the growth in that actually contributed somewhat to the mix-down. And again, as Mike talked about, one of the things we talked earlier last year about, return on space, and as we were evaluating return on space, we were a lot more aggressive relative to the toys category, partly because big RCs we didn’t sell as many of in the fourth quarter as we anticipated.

And second, typically, we store those throughout the year. And with the size of our store, that inhibits a lot of other things that are more relevant. So we made a pretty big effort to get rid of toys and also eliminate on-site storage and that sort of thing. So we were pretty aggressive on that. And frankly, that over exceeded our expectations. We really didn’t expect to be up over 100%. So we blew through the toys pretty quickly.

And if we had it to do all over again, we probably would have discounted them a little less and that probably would have helped us during the fourth quarter. So that piece of the plan didn’t work out quite as anticipated. We sold more than we anticipated and sold them at lower margins than probably were necessary to move through them.

Kelly Chase—Thomas Weisel Partners

Okay. Let me just understand. You said the wireless business is a little bit lower gross margin than the company average. If that’s the case, then, if you see more growth in the back half of the year coming from wireless than is currently in your comp assumptions, does that mean your gross margins could be less than what you’re currently projecting?

Leonard Roberts—RadioShack Corporation—Chairman, CEO

We suggested that we have different economic models going forward, particularly from Verizon. And we may have one with Sprint. We’re still in the process of negotiating that. But that economic model basically pays us a higher margin — higher margin return for two-year contracts. And we have financial sentence now for that.

Thus far, our track record is very encouraging that we can be very effective at selling these two-year contracts. That bodes well for margins, that bodes well for turn, that bodes well for residuals. [INDISCERNIBLE]. This is the model we have been working on [INDISCERNIBLE] for some 12 months now. We finally got with Verizon. Verizon, is very excited about it. And Sprint, we believe, will follow suit.

And I think it is important for you also to note, when I talked about margins being less than the company average, that’s on a backward basis. We’re only about maybe three weeks into the new model with Verizon. While we are extremely encouraged at the execution that we’re getting at the store level and the customer response, it’s difficult for us as we look forward to have visibility of what’s really going to happen over the next three weeks. We’re quite encouraged by it, but trying to be a little more conservative there.

Kelly Chase—Thomas Weisel Partners

Okay, great. Thank you.

Leonard Roberts—RadioShack Corporation—Chairman, CEO

You’re welcome.

Operator

Moving on, we’ll hear from Budd Bugatch with Raymond James.

Budd Bugatch—Raymond James & Associates

Good morning. A couple of questions. One, on a long-term basis after this year, are you moving away from any of the previous guidance in terms of sales and SG&A growth and gross margin improvement year over year?

Mike Newman—RadioShack Corporation—Senior VP, CFO

I’ll take that. On SG&A, we clearly will get back to our earlier guidance on SG&A. I want to reiterate that. We have pressures. We’re dealing with them on what I’ll call a full-court press. I’m spending a lot of my time on that, as is Dave, and other members of our team.

And the same on gross margin rate. We are more and more excited about the supply chain and going forward, I do not expect you’ll see us talking about gross margin rates flat to 20 to basis points up. The model that we previously talked about is clearly what our longer-term model will continue to look like.

Leonard Roberts—RadioShack Corporation—Chairman, CEO

Let me underscore on the SG&A that we are clearly not satisfied with where we are from an SG&A standpoint in the first quarter. And some things that frankly that are a little beyond our control like insurance, which represents about 40% of total increase in SG&A, or more difficult, is probably a better way to say it. And that just means we’ll have to be more aggressive on some other categories of SG&A than our previous plan had indicated.

And we have — as Mike alluded to, a number of teams that are clearly focused on re-engineering efforts that we think will bring forward some fruit as we get into the third and fourth quarter this year.

Budd Bugatch—Raymond James & Associates

Okay. Two, could you go over, Mike, the weeks of supply data again and exactly what the implications are for that based upon the way you all look at that?

Mike Newman—RadioShack Corporation—Senior VP, CFO

Yeah. We ended the year, as I said in our presentation, we ended the year at 25 weeks, and we finished the quarter at 21. We need to be — our free cash flow estimates, I will point out, our free cash flow estimates require us to be at about 21to 22 for the end of the year. Internally, and this is a little bit of a disconnect in my presentation. Internally, we are targeting 18 weeks, which is — we do not have that baked into our free cash guidance.

We expect to be at 18 weeks at the end of June. And we expect, through a lot of the efforts of supply chain, to be able to hold that number through year end. The cash flow numbers, again, require us to be at 21 to 22 weeks at year end. So we have a lot of confidence that we will hit the numbers in weeks of supply that will deliver the free cash, and we think that we’re pushing very hard to exceed that.

Budd Bugatch—Raymond James & Associates

Professionally, that’s a forward-looking sales projection, that weeks of supplies is a forward estimate of sales?

Mike Newman—RadioShack Corporation—Senior VP, CFO

Yes, it is.

Budd Bugatch—Raymond James & Associates

Okay. Thank you. Lastly, from my perspective, I congratulate you for giving us that specific ticket data and velocity data. Will a history of that be available for some quarters going back?

Leonard Roberts—RadioShack Corporation—Chairman, CEO

We’ll talk about that later on, Budd. I think what our hesitation had been earlier is that it wasn’t such a pure metric because it doesn’t reflect upon our dealer franchise and manufacturing and other ways in which this company makes revenue and earnings.

But after thinking about it further, there are a lot of other retailers who have that issue also. And as long as the investment community keeps in mind that it’s just a measurement of our retail stores, we’ll talk about it internally and see if it’s something we want to present a little more formally later on.

Budd Bugatch—Raymond James & Associates

Well, I congratulate you on doing it and I would certainly encourage you to give us some history going backwards.

Mike Newman—RadioShack Corporation—Senior VP, CFO

I know there was some interest there, yeah.

Leonard Roberts—RadioShack Corporation—Chairman, CEO

Keep in mind that is for company-only retail stores.

Budd Bugatch—Raymond James & Associates

That’s fine, we understand that. That’s perfect.

Operator

Harry Katica with Southwest Securities has our next question.

Harry Katica—SWS Securities

Good morning. Your second-quarter guidance is below what the consensus has. Was the consensus number just too high, or did you make some modifications based on anything in particular? And just as a follow on to that, does that then suggest you’re going to have stronger growth in the third and fourth quarter? And if you could tell us why.

Mike Newman—RadioShack Corporation—Senior VP, CFO

We are not — we are very much going to be in a camp of underpromising and overdelivering. We do not let the street determine what our EPS is, and that’s the number we’re comfortable with at this time. We feel very confident in the total year numbers at this point in time, based on what we see and where we see the company is going. That’s all I’d like to say about the second quarter.

Harry Katica—SWS Securities

Mike, can you just address whether that, when you went into the year, whether you’ve made any adjustments to your forecast for the second quarter?

Mike Newman—RadioShack Corporation—Senior VP, CFO

No.

Harry Katica—SWS Securities

Thank you.

Operator

Just as a reminder, if you would like to ask a question, press star 1. If you have found that your question has been answered, you can remove yourself from the queue by pressing the pound sign. Moving on, we’ll hear from Aram Rubinson with Banc of America.

Aram Rubinson—Banc of America

Hey, guys. Couple of things. One, can you give us a growth rate in the residual? And then I have a follow-up.

Mike Newman—RadioShack Corporation—Senior VP, CFO

We’re not going into residuals.

Aram Rubinson—Banc of America

Or just kind of general trends, however? Just curious how things are working between our churn——

Mike Newman—RadioShack Corporation—Senior VP, CFO

Dave? (Laughter)

David Edmondson—RadioShack Corporation—President, COO

The only reason why they’re turning it over to me is because it’s more of a reporting structure kind of thing than it is content [INDISCERNIBLE]. When I say that, Aram, is if you look at our org chart of reporting, so to speak, that we disclose in our filings at the department level, and we have consistently talked about drivers at the category level, which rolls up into departments.

Take, for example, the wireless department. The categories that roll up into that are handsets and accessories and other services. And subcategories that go into there are Verizon and PCS. And sub2 categories that go into there are residuals. We don’t give that level of detail of sub2 for any other department, any other area. So it’s pretty unprecedented and would be pretty inconsistent for us to pick that one out. So that’s why we choose to report the way we do.

Aram Rubinson—Banc of America

And commenting whether that fared better than the larger classification or not? Is it better than the 14%?

Mike Newman—RadioShack Corporation—Senior VP, CFO

We’re not going to divulge that.

Leonard Roberts—RadioShack Corporation—Chairman, CEO

We’re not going back there again.

Aram Rubinson—Banc of America

And then on the EITF thing mentioned, there was no impact on Q1, did you mention for the full year, prospective quarter, so we can help put that in check?

Mike Newman—RadioShack Corporation—Senior VP, CFO

The EITF 0216 which we adopted has essentially — it is immaterial. No impact in the first quarter. The way we have— RadioShack’s practice for accounting for considerations from vendors has been specific, incremental and identifiable, which are the three criteria for that. We don’t expect it will have any impact, EITF 0216 on first, second, third, or fourth quarters.

Aram Rubinson—Banc of America

Okay. And just the final— I have kind of an SG&A model by line item and insurance issued last year was 1.6 % of sales. This year, should that be, like, double that amount? I mean, obviously it would be up.

Mike Newman—RadioShack Corporation—Senior VP, CFO

I can’t — off the top of my head, I can’t give you a target on percent of sales. But we are seeing insurance growth well north of 20%, you know, so far this year.

Aram Rubinson—Banc of America

Okay. Yeah. Because it would be 80 basis points and that’s going to be like 40, 50%. All right. Thanks, guys.

Operator

We will now hear from Jeff Stein with McDonald Investments.

Jeffrey Stein—McDonald Investments, Inc.

Okay, guys. Couple of questions. First of all, going back to the SG&A question, as recently as February 20, you guys were saying SG&A was only going to be up 1 to 2%. Now that’s less than two months ago. What— ? Have things changed that dramatically, or were you perhaps a little late in changing your guidance on SG&A for the year?

Mike Newman—RadioShack Corporation—Senior VP, CFO

It’s a topic we have been working very hard during that period of time. We continue to work it and we put a stake in the ground with this guidance and we’re not happy, and we’ll continue to work it going forward with some of the things I talked about.

All I can tell you is that insurance has created pressure. Store connectivity has created pressure. And we’ve got compensation increase as a result of higher sales. We have been trying to deal with all of those problems since December. And you know, I’m not going to get into what we knew and when we knew it. But the guidance we gave at the time, we thought we had a very good chance of doing that. Now this is the scenario that we see and we’re communicating it to you today.

In terms of where you’re going to take SG&A out of the equation, can you give us a little insight, Mike, in terms of what categories may be affected in SG&A? Are you going to take payroll out of the store? Where are there opportunities for cuts?

Leonard Roberts—RadioShack Corporation—Chairman, CEO

We’ll let David handle that.

David Edmondson—RadioShack Corporation—President, COO

Well, I think first and foremost, you need to think in terms of productivity per employee, and we will focus very heavily on productivity per employee. We have a major initiative going on right now relevant to store scheduling. Every two weeks, I’m going out to regions and doing operations reviews around 10 key metrics at the store level. One of the most important is productivity per employee. As we leverage technology and leverage our broadband capability, migrating the store associates from manual processes, that are very time consuming, to more automated processes, will certainly have a big affect.

And then, while we won’t see the benefit of it this year, because it will really be a function of testing it, we’re going to take one market much like we did with “best to shop” a few years ago from a physical literation. And we’re going to basically take all of our policies, procedures, and practices from a store operating standpoint and throw them out on the front lawn, and begin to bring back in those things that make sense, and really rationalize what we’re asking store associates to spend their time on.

So going forward into 2004 and beyond, we expect that initiative to actually give us a lot of effort relative to productivity. So that really is a key piece of what we’re looking at.

Leonard Roberts—RadioShack Corporation—Chairman, CEO

And as Mike alluded to in his presentation, obviously there are some sensitive issues here, but we do see some opportunities in reducing SG&A and areas specifically named, the areas of accounts payable, receivable, payroll, product developments, human resources, purchasing. That’s just to name a few. There are some opportunities that we see. And those are opportunities that will be effective in the weeks and months ahead of us.

Jeffrey Stein—McDonald Investments, Inc.

Any thoughts of switching — last question. Any thoughts in terms of what percent of your new Verizon contracts you can sell in two-year versus one-year, and how that would compare against what you’re doing, kind of, on a trailing 12-month basis?

Leonard Roberts—RadioShack Corporation—Chairman, CEO

We’re below 50% today. It has not really been an issue that we have focused on. Verizon, as a benchmark in their own stores is at 80%. And our anticipation is that we will be able to do at least halfway between those two points. And maybe a little better. So at this point, that’s probably about all we’d like to say about that. But we think we’ll be able to do something, somewhere in the 60s, or perhaps, north of that. It’s still a little early to tell.

Jeffrey Stein—McDonald Investments, Inc.

Thank you.

James Grant—RadioShack Corporation—Senior Director, Investor Relations

I think we’ll have time for one more question.

Operator

And that last question will come from Matthew Fassler with Goldman Sachs.

Matthew Sassler—Goldman Sachs & Company

Thanks. Good morning. I have two questions this morning. First of all, Mike I want to talk briefly about your gross margin discussions. If I understand your guidance correctly, you basically said we should assume flat margins from every driver other than the purchasing synergies or supply chain benefits, which should drive, you know, in the neighborhood of 70 basis points a quarter. And in fact, the math does kind of track to the numbers that you discussed, up 20 to 40 beats.

I guess the question, though, is if you look at the fourth quarter last year, your fourth quarter gross margin was down pretty dramatically, and you said a piece of that declined related to some one-time factors, clearance, or what-not, that you didn’t expect to be repeated. So would you say that we should only add, kind of, that 70 basis points or $7 to $8 million a quarter for the fourth quarter or should we look for, in the fourth quarter, for an additional benefit to grosses?

Mike Newman—RadioShack Corporation—Senior VP, CFO

I think the first way you characterized it is more accurate. We’re looking for 70 to 80 for the last three quarters, mostly driven by supply chains. Most of our fourth quarter 2002 versus fourth quarter 2001 was driven by mix. We were very relevant in personal electronics, personal audio, DVD. It was more of a mixed discussion, Matt, than a discounting discussion in the fourth quarter. First quarter this year was much more about moving out inventory and discounting. So I would ask you to stick with the bulk of the improvement in the last three quarters of this year being supply chain driven. Everything else from a mix standpoint essentially balances out.

Matthew Sassler—Goldman Sachs & Company

Got ya. Related to that, what impact did the toy clearance have on comps? You said that that category doubled. What does that look like, generally, in the first quarter?

Mike Newman—RadioShack Corporation—Senior VP, CFO

Toys by itself was almost, was about a point on comps.

Matthew Sassler—Goldman Sachs & Company

So only a point. Not more than that.

Mike Newman—RadioShack Corporation—Senior VP, CFO

No.

Matthew Sassler—Goldman Sachs & Company

Final question. I believe that — if you could talk about the timing of your renegotiation of your wireless deals. I believe that Verizon comes up first. Any progress on discussions there? And how some of the initiatives that Len, you discussed, on the wireless front, relate to those negotiations, if at all?

David Edmondson—RadioShack Corporation—President, COO

Well, in terms of Verizon, we just renegotiated, not the term of the agreement, but the content of the agreement. And so we are in ongoing discussions with Verizon about where we go from here. That’s still obviously a couple of years out. And we are in the process right now of discussing with Sprint the content of compensation, and again, trying to get it to economics for both of us that make better sense.

So as we begin to look at the economics, much like we did with Verizon, we create value for both companies when we modify the behavior in terms of what kind of customers we’re attracting, and what kind of specific terms the customer is purchasing the phone under.

So we are very heavily involved in discussions right now with Sprint about that, as well as simultaneously discussing where we go, although I believe we have 3 1/2 more years relevant to Sprint. But we’re beginning to lay some stakes in the ground in terms of how we’re laying that out for the longer term with both companies in terms of the term of the agreement.

Matthew Sassler—Goldman Sachs & Company

I guess, David, if you could just specify when precisely if the Verizon agreement ends and what has been settled for the next agreement, if you will, and what particular issues are kind of still up in the discussion?

David Edmondson—RadioShack Corporation—President, COO

Yeah, right now, with the Verizon agreement, there is nothing up for discussion. The term of the agreement is there is two more years before the agreement expires. So there’s nothing in terms of the content over the next two years that we really anticipate changing. We have that kind of finished and put on the shelf. Although we are, obviously, very actively involved in, okay, what does the next five years look like, or 10 years, or whatever that may be. So there are a lot of discussions taking place on that. But that’s really more about the future of long-term planning, or longer-term planning.

Leonard Roberts—RadioShack Corporation—Chairman, CEO

Matt, [INDISCERNIBLE] There are — like any marriage, there are ebbs and flows to it. On a scale of 0 to 10, our relationship with Verizon and Sprint may have dipped down to, at it’s worse stage, down to the 6 or 7 level I will tell you, currently, because of our success and our focus and our back end support, and our production, productivity, right now the relationship with both companies is probably in the high 9s, if not maybe the highest it’s ever been. So very very strong relationships right now.

Matthew Sassler—Goldman Sachs & Company

So no element of your economics with them will change over the next 12 to 18 months unless it is a mutual decision.

Leonard Roberts—RadioShack Corporation—Chairman, CEO

That is correct.

Matthew Sassler—Goldman Sachs & Company

Okay. That’s great. Thank you so much.

Leonard Roberts—RadioShack Corporation—Chairman, CEO

Okay. Any other comments from anyone here?

James Grant—RadioShack Corporation—Senior Director, Investor Relations

We have no closing comments, Bill. If you want to terminate, that would be fine.

Operator

Thank you. That does conclude today’s teleconference and thank you for your participation. At this time you may disconnect from our teleconference.